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                                                                  EXHIBIT 10.33





October 31, 1997

Robert Waterman
9421 Green Hill Boulevard
Brentwood, Fl 37027


Dear Robert:

We are pleased about the prospect of your joining Columbia/HCA. This letter serves as formal confirmation of our verbal offer to you for the position of Senior Vice President and General Counsel, reporting to the CEO. After employment, your initial pay and benefits will be as follows:

- A monthly salary of $52,083.33, which is equivalent to an annual salary of $625,000.

- Options on 350,000 shares of Columbia/HCA stock. The strike price for these shares will be set on your first day of employment. Beginning in 1999, you will be eligible to participate in the annual stock option program. Participation is subject to plan terms and approval by the Board of Directors.

- If Columbia/HCA should terminate your employment without cause the following severance schedule would apply.

          -  1998-1999 three years severance
          -  2000-2002 two years severance
          -  2003 and beyond one years severance

- Questions regarding your relocation assistance should be directed to Ms. Kara Cravens, Corporate Relocation Administrator at (615) 344-2425. Columbia/HCA agrees to provide to one year of temporary living expense and a home purchase program in addition to our normal relocation policy.

- You are also entitled to participate in the LifeTimes Benefit Choices Program which allows you to choose from a number of benefits such as medical, dental, life, and long-term disability insurance subject to the terms of the plans. You are eligible for medical, dental and life insurance benefits on the first day of the month after you complete two calendar months of service. If you start on or before November 1, 1997, your benefits will begin on January 1, 1998. You will receive a complete packet of benefit instructions within 30 days of your joining the company.
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October 31, 1997
Robert Waterman
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This offer is contingent on the successful completion of a background investigation and reference checks. We are in the process of completing those and hope that there are no delays which might affect your employment date.

In order for Columbia to comply with the Immigration Reform and Control Act of 1986 we require that you bring certain documents with you on your first day of employment. These documents are identified on the enclosed I-9 form which should be filled out and brought with you on your first day, along with the documents requested. We also ask that you complete the enclosed W-4 form which will ensure that the correct payroll taxes are deducted each pay cycle. If you have questions about either of these forms, please contact Shana Brandwein at 615-344-2924.

Bob, we look forward to having you as a member of Columbia's team. We know that your past experience and expertise will have provided the tools for you to make significant contributions to the success of Columbia and that you will be rewarded commensurate with your contributions.

Please indicate your acceptance of our offer by signing in the space provided below and returning the signed original to Human Resources for inclusion in your regular personnel file. An extra copy of this letter is enclosed for your records.

Sincerely,



/s/ Thomas F. Frist, Jr., M.D.
Thomas F. Frist, Jr., M.D.
Chairman and CEO

cc: Compensation
    Relocation
    John Steele

Enclosures: Columbia Corporate Compliance Program - Standards and Procedures
            I-9, W-4

I UNDERSTAND AND ACCEPT THE FOREGOING

/s/ Robert Waterman
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